Exhibit 21.1

Subsidiaries of Mister Car Wash Inc.

Legal Name	State of Incorporation

Car Wash Headquarters, Inc.	Delaware

Car Wash Partners, Inc.	Delaware

CWP Asset Corp.	Delaware

CWP California Corp.	Delaware

CWP Holdings, Inc.	Delaware

CWP Management Corp.	Delaware

CWP West Corp.	Delaware

CWPS Corp.	Delaware

CWPU Corp.	Delaware

DWB Tucson Holdings, LLC	Delaware

Hotshine Intermediate Co.	Delaware

MCW GC, LLC	Arizona

Mesquite Logistics, LLC	Delaware

Mister Car Wash Holdings, Inc.	Delaware

Prime Shine, LLC	California

PS Acquisition Sub Corp.	Delaware